Exhibit 99.1

Keurig Green Mountain Names Peter G. Leemputte Chief Financial Officer

Seasoned Industry Executive Brings More Than 30 Years of Financial Management Experience

WATERBURY, Vt.--(BUSINESS WIRE)--May 6, 2015--Keurig Green Mountain, Inc. (Keurig) (NASDAQ: GMCR), a leader in specialty coffee, coffee makers, teas and other beverages with its innovative brewing technology, announced today that Peter G. Leemputte will join the company in June 2015 and will assume the role of Chief Financial Officer and Treasurer effective August 17, 2015. He will succeed current Chief Financial Officer and Treasurer, Fran Rathke, who will continue to serve in the role until that date. As previously disclosed, to ensure a smooth transition, Ms. Rathke will then become Senior Advisor to the Chief Executive Officer and will remain with the Company through September 2015.

Mr. Leemputte brings over 30 years of experience in corporate finance leadership positions. Most recently he served as Chief Financial Officer of Mead Johnson Nutrition Company (NYSE:MJN) from 2008 to March 2015 overseeing a number of functions, including accounting and reporting, financial planning, audit, tax, treasury, investor relations and information technology. Prior to that, he was Chief Financial Officer of Brunswick Corporation (NYSE: BC) from 2003 through 2008. Mr. Leemputte has also held numerous leadership roles, including positions at Chicago Title & Trust, Armco, FMC Corporation (NYSE:FMC) and Amoco.

"Pete’s thirty-plus years of financial experience, including more than a dozen years as a public company CFO, will contribute immediately to our efforts,” said President and CEO Brian Kelley. “Pete brings significant skills to numerous corporate and leadership initiatives and I am confident that Keurig will benefit from his knowledge and perspective as we continue to grow our hot beverage platforms and move toward the launch of our innovative Keurig KOLD beverage system this fall."

“Keurig is a unique and innovative company and I am very excited to become part of the company’s exciting future,” said Leemputte. “I look forward to helping the company capitalize on the many opportunities that lie ahead in collaboration with my new colleagues.”

Kelley continued, “The Board of Directors and I would like to thank Fran Rathke for her 12 years of service to Keurig and her dedication to a smooth transition. I have been fortunate to work closely with her for several years, and have seen her tireless commitment, passion and integrity in action across our business.”

Peter G. Leemputte Biography

Peter G. Leemputte was Executive Vice President and Chief Financial Officer of Mead Johnson Nutrition Company (NYSE: MJN) from January 2012 through March 2015. Mr. Leemputte previously had been the company’s Senior Vice President and Chief Financial Officer from September 2008 through December 2011. From August 2003 to September 2008, he served as senior vice president and chief financial officer of Brunswick Corporation (NYSE: BC), a manufacturer of recreation and leisure-time products. Mr. Leemputte is a director of Beazer Homes USA, Inc. and serves on the National Council of Washington University in St. Louis School of Engineering and Applied Science. Mr. Leemputte holds an M.B.A. in Finance and Marketing from the University of Chicago and a B.S. in Chemical Engineering from Washington University.

About Keurig Green Mountain, Inc.

As a leader in specialty coffee, coffee makers, teas and other beverages, Keurig Green Mountain (NASDAQ: GMCR), is recognized for its award-winning beverages, innovative brewing technology, and socially responsible business practices. The Company has inspired consumer passion for its products by revolutionizing beverage preparation at home and in the workplace. Keurig supports local and global communities by investing in sustainably-grown coffee and by its active involvement in a variety of social and environmental projects. By helping consumers drink for themselves, we believe we can brew a better world. For more information visit: www.KeurigGreenMountain.com. To purchase Keurig® products visit: www.Keurig.com or www.Keurig.ca.

Keurig routinely posts information that may be of importance to investors in the Investor Relations section of its website, www.KeurigGreenMountain.com, including news releases and its complete financial statements, as filed with the SEC. The Company encourages investors to consult this section of its website regularly for important information and news. Additionally, by subscribing to the Company's automatic email news release delivery, individuals can receive news directly from Keurig as it is released.

Forward-Looking Statements

Certain information in this press release constitutes "forward-looking statements." Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "seeks" or words of similar meaning, or future or conditional verbs, such as "will," "should," "could," "may," "aims," "intends," or "projects." However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. These statements may relate to the Company’s succession planning. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in Part I, "Item 1A. Risk Factors" and Part II "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" in our fiscal 2014 Annual Report filed on Form 10-K, elsewhere in that report and those described from time to time in our future reports filed with the Securities and Exchange Commission.

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CONTACT:
Keurig Green Mountain
For Media:
Suzanne DuLong, 781-418-8075
pr@keurig.com
or
For Investors:
Kristi Bonner, 646-762-8095
kristi.bonner@keurig.com